Exhibit 99.1

WELLPOINT REPORTS THIRD QUARTER 2008 RESULTS

•	Net income was $1.60 per share in the third quarter of 2008

•	Medical membership grew by 63,000 members during the quarter and exceeded 35.3 million at September 30, 2008

•	Benefit expense ratio declined by 80 basis points from the second quarter 2008

•	Operating gain in both the Commercial and Consumer segments increased from the second quarter 2008

•

Insurance subsidiaries remain well capitalized with statutory capital levels approximately $6.3 billion above state regulatory levels and $3.3 billion above the Blue Cross and Blue Shield Association requirements

Indianapolis, IN – October 22, 2008 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2008 net income was $820.7 million, or $1.60 per share. These results included:

•	Net realized investment losses of $562.6 million pre-tax, or $0.71 per share, consisting primarily of other-than-temporary impairments of certain equity and fixed maturity security investments;

•	An impairment charge related to the fair value of certain intangible assets in the Company’s State Sponsored business, which totaled $141.4 million pre-tax, or $0.17 per share; and

•	Income tax benefits totaling $460.8 million, or $0.90 per share, resulting from the favorable resolution of certain federal and state tax matters.

Net income in the third quarter of 2007 was $868.0 million, or $1.45 per share, which included $0.01 per share in net realized investment gains.

“WellPoint delivered a solid third quarter of 2008 amidst a challenging economic environment. Our Commercial segment is performing well, as we continue to grow Commercial membership while maintaining strong operating margins. We are also seeing improvements in our Consumer segment, where we achieved the highest level of operating gain in seven quarters despite continued challenges in State Sponsored business,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “We have highlighted three items that impacted third quarter results, but these items substantially offset and had a minimal net impact on our earnings per share and operating cash flow. In total, we reported record EPS of $1.60 for the quarter.”

“The operating environment for our State Sponsored businesses remains challenging due to various state budgetary issues and other impacts from the current economic situation. However, our Blue franchise remains strong, and as we look towards 2009, we expect another year of good net membership growth in our National Accounts business,” added Braly.

“Despite the impairment charges we recorded in the third quarter, our subsidiaries remain very well capitalized with statutory capital levels approximately $6.3 billion above state regulatory levels as of September 30, 2008,” said Wayne S. DeVeydt, executive vice president and chief financial officer of WellPoint, Inc. “We expect to generate $2.6 billion of operating cash flow this year and also have ample liquidity with $646 million of cash and investments at the parent company, approximately $1.5 billion in ordinary dividends scheduled to be received from our subsidiaries in the fourth quarter of 2008, and a commercial paper program that is supported by a $2.4 billion senior credit facility. We continue to have access to the capital necessary to operate our businesses.”

“We are also pleased to have resolved certain federal and state tax matters dating from 1987 to 2002,” added DeVeydt.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment exceeded 35.3 million members at September 30, 2008, an increase of 532,000 members, or 1.5 percent, from 34.8 million at September 30, 2007. The increase was driven by the National business, which added 643,000 members over the past 12 months. Membership in the Company’s Senior and Local Group businesses grew by 58,000 and 34,000, respectively, while enrollment in the Federal Employee Program increased by 7,000. This growth in membership was partially offset by a decline of 119,000 in State Sponsored programs reflecting the Company’s withdrawal from the Ohio Medicaid programs, and attrition of 91,000 Individual members, the majority of which occurred in the Company’s non-Blue branded business.

During the third quarter of 2008, medical enrollment increased by 63,000 members, or 0.2 percent. Enrollment growth of 150,000 in the Company’s Blue-branded Commercial and Individual products was partially offset by declines of 50,000 members in non-Blue Commercial and Individual products and 46,000 members in State Sponsored programs.

Operating Revenue: Operating revenue was $15.3 billion in the third quarter of 2008, an increase of 2.2 percent from $15.0 billion in the third quarter of 2007. The increase was driven primarily by premium rate increases in all medical lines of business and growth in the Company’s Medicare Advantage products. These increases in revenue were partially offset by the loss of the New York State prescription drug contract and lower Commercial and State Sponsored fully insured membership.

Benefit Expense Ratio: The benefit expense ratio was 82.5 percent in the third quarter of 2008, an increase of 70 basis points from 81.8 percent in the prior year quarter. The increase resulted primarily from higher medical costs and membership mix changes in the Local Group business. This was partially offset by the loss of the New York State prescription drug contract, which had a benefit expense ratio higher than the overall Company average.

The benefit expense ratio declined by 80 basis points from the second quarter of 2008 primarily due to seasonality in the Senior business, including the Medicare Part D drug benefit design, and a decline in Local Group due to disciplined pricing.

Premium and Cost Trends: Trends include Local Group and Individual fully-insured businesses.

For the twelve month period ended September 30, 2008, unit cost increases continue to be the primary driver of medical cost trends. Underlying medical cost trends for the full year of 2008 are expected to be in the range of 8.0 percent, plus or minus 50 basis points, and the Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

The Company currently expects a small underlying medical cost trend increase in 2009 and is pricing its business accordingly.

SG&A Expense Ratio: The SG&A expense ratio was 14.5 percent in the third quarter of 2008, a decline of 10 basis points from 14.6 percent in the third quarter of 2007. The decline principally resulted from lower incentive compensation in the current year quarter and leveraging fixed costs across a higher revenue base.

Net Realized Investment Losses: During the third quarter of 2008, the Company recorded net realized investment losses of $562.6 million. These net losses included other-than-temporary impairments of equity security and fixed maturity security investments totaling $347.4 million and $217.0 million, respectively, which were partially offset by net realized gains of $1.8 million.

Significant other-than-temporary impairments recognized during the quarter included $229.5 million for investments in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Association (“Freddie Mac”), and $88.5 million for investments in Lehman Brothers. The Company also recorded other-than-temporary impairments for other fixed maturity and equity investments primarily due to the extent and duration of the declines in the securities’ fair values in light of financial market conditions. These securities covered a number of industries, led by the banking and financial services sectors.

As of September 30, 2008, the Company’s gross unrealized investment loss position was $925.2 million, consisting of gross unrealized losses on fixed maturity and equity security investments totaling $704.1 million and $221.1 million, respectively. As of September 30, 2008, the Company’s gross unrealized gain position was $149.2 million, consisting of gross unrealized gains on fixed maturity and equity securities totaling $85.2 million and $64.0 million, respectively.

Impairment of Intangible Assets: Due to ongoing changes in the economic and regulatory environment in certain states, including California budgetary cuts impacting State Sponsored business, the Company lowered its performance outlook for certain Medicaid and related state programs during the third quarter of 2008. As a result, the Company performed an interim impairment review of indefinite lived intangible assets in these businesses that resulted in an impairment charge of $141.4 million related to certain State Sponsored licenses.

While the Company has lowered its performance outlook for State Sponsored business in certain states, management continues to believe that managed care can provide valuable benefits to State Sponsored programs for an appropriate financial return. The Company will continue to work as a partner with states in programs for which actuarially-sound rate reimbursement can be obtained.

Income Taxes: As previously disclosed, the Company has been in discussions with federal and state taxing authorities. During the third quarter of 2008, the Company resolved certain federal and state tax matters relating to period of 1987 to 2002 and realized income tax benefits totaling $460.8 million.

Operating Cash Flow: Operating cash flow for the three months ended September 30, 2008, was $892.8 million, or approximately 1.1 times net income. Operating cash flow for the nine months ended September 30, 2008, totaled $2.0 billion, or 0.9 times net income. The Company now expects operating cash flow of approximately $2.6 billion for the full year of 2008, which is a reduction of approximately $400 million from its prior expectation primarily due to actions taken in response to certain system migrations and a decline in certain premium rate stabilization reserves.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of September 30, 2008, was 49.1 days, a 1.4 day increase from 47.7 days at June 30, 2008. The increase in DCP was driven primarily by medical benefit seasonality and the Company’s continued practice of establishing reserves for medical claims in a consistent and conservative manner. Medical claims payable as of September 30, 2008, were flat compared with June 30, 2008.

Share Repurchase Program: During the third quarter of 2008, the Company repurchased 3.6 million shares of its common stock for $171.8 million. For the nine months ended September 30, 2008, the Company repurchased 50.1 million shares for approximately $3.0 billion. As of September 30, 2008, the remaining Board-approved share repurchase authorization was approximately $1.3 billion. The Company will continue to monitor financial market conditions as it evaluates future share repurchase activity.

Liquidity: As of September 30, 2008, cash and investments held at the parent company and available for general corporate use totaled $646.2 million. Approximately $1.5 billion in ordinary dividends are scheduled to be received by the parent company from its subsidiaries in the fourth quarter of 2008. The Company also maintains a commercial paper program that is supported by a $2.4 billion senior credit facility. As of September 30, 2008, the Company has $1.3 billion outstanding under the commercial paper program and no amounts outstanding under the senior credit facility.

REPORTABLE SEGMENTS

In 2008, WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including the Company’s PBM and Behavioral Health operations), Federal Employee Plan or “FEP” business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended September 30				Nine Months Ended September 30
(In millions)	2008	2007	Change		2008	2007	Change
Operating Revenue
Commercial Business	$9,497.1	$9,541.0	(0.5)%		$28,502.4	$28,530.0	(0.1)%
Consumer Business	4,092.7	3,792.5	7.9%		12,336.7	11,327.8	8.9%
Other Business:
External Customers	1,719.6	1,641.3	4.8%		5,313.9	4,971.8	6.9%
Intersegment Revenue	698.4	554.2	26.0%		2,061.2	1,628.7	26.6%
Intersegment Eliminations	(698.4)	(554.2)	(26.0)%		(2,061.2)	(1,628.7)	(26.6)%

Other	1,719.6	1,641.3	4.8%		5,313.9	4,971.8	6.9%

Total Operating Revenue	15,309.4	14,974.8	2.2%		46,153.0	44,829.6	3.0%

Operating Gain (Loss)
Commercial Business	$878.8	$1,018.3	(13.7)%		$2,583.2	$2,862.2	(9.7)%
Consumer Business	236.3	207.9	13.7%		335.8	563.9	(40.5)%
Other	114.4	71.4	60.2%		377.4	278.8	35.4%

Operating Margin
Commercial Business	9.3%	10.7%	(140	) bp	9.1%	10.0%	(90	) bp
Consumer Business	5.8%	5.5%	30	bp	2.7%	5.0%	(230	) bp

Commercial Business: Operating gain for the Commercial Business segment was $878.8 million in the third quarter of 2008, a decrease of 13.7 percent compared with $1.0 billion in the third quarter of 2007. The decline principally resulted from higher medical costs and membership mix changes in the Local Group business. Membership in the Commercial segment increased by 630,000, or 2.3 percent, from the third quarter of 2007, as growth in self-funded enrollment was partially offset by a decline in fully insured membership. The Company is executing on a series of initiatives, including account retention programs, broker incentive programs and the introduction of new products, all focused on growing Commercial fully insured enrollment.

Consumer Business: Operating gain for the Consumer Business segment was $236.3 million in the third quarter of 2008, an increase of 13.7 percent compared with $207.9 million in the third quarter of 2007. Operating gain in the Senior business increased from the prior year quarter due in part to a favorable 2007 risk-score settlement with the Centers for Medicare & Medicaid Services that was recorded in July 2008 when compared with the 2006 risk-score settlement that was recorded in July 2007. This beneficial impact was partially offset by membership mix changes in the Medicare Advantage business and deterioration in State Sponsored performance in 2008. The Company adjusted benefits and pricing for its Medicare Advantage products for 2009 and has exited, or is planning to exit, certain State Sponsored programs for which actuarially-sound rate reimbursement could not be obtained.

Other: Operating gain for the Other segment totaled $114.4 million in the third quarter of 2008, an increase of 60.2 percent compared with $71.4 million in the prior year quarter. The increase was driven by growth in the Company’s Behavioral Health and Pharmacy Benefit Management (“PBM”) businesses. Behavioral Health membership increased by 3.4 million, or 17.0 percent, driven by the conversion of New York membership to the WellPoint Behavioral Health Company. Paid prescription volume in the PBM grew by 4.4 million, or 7.2%, from the prior year quarter.

OUTLOOK

Full Year 2008:

•	The Company now expects net income to be in the range of $5.43 - $5.49 per share. This updated outlook includes the following:

•	Net realized investment losses of $0.78 per share, which include no realized investment gains or losses beyond those recorded through the nine months ended September 30, 2008;

•	Expenses of $0.17 per share related to the third quarter impairment of certain State Sponsored intangible assets; and

•	Income tax benefits totaling $0.90 per share, resulting from the favorable resolution of certain federal and state tax matters in the third quarter.

•	Year-end medical enrollment is now expected to be approximately 35.2 million members.

•	Operating revenue is now expected to total approximately $61.7 billion.

•	The benefit expense ratio is now expected to be in the range of 83.5 - 83.6 percent.

•	The SG&A expense ratio is now expected to be approximately 14.6 percent.

•	The Company now expects operating cash flow of approximately $2.6 billion.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its third quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 908944. The replay will be available from 1:45 p.m. EDT today until the end of the day on November 5, 2008. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Shannon Troughton, 317-488-6789

About WellPoint, Inc.

WellPoint, Inc. is the largest health benefits company in terms of medical membership in the United States. WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	September 30, 2008	December 31, 2007	September 30, 2007	December 31, 2007	September 30, 2007
Customer Type
Local Group	16,683	16,663	16,649	0.1%	0.2%
National Accounts	6,808	6,389	6,388	6.6%	6.6%
BlueCard	4,785	4,563	4,562	4.9%	4.9%

Total National	11,593	10,952	10,950	5.9%	5.9%

Individual	2,341	2,390	2,432	(2.1)%	(3.7)%
Senior	1,308	1,250	1,250	4.6%	4.6%
State Sponsored	2,022	2,174	2,141	(7.0)%	(5.6)%
FEP	1,390	1,380	1,383	0.7%	0.5%

Total Medical Membership	35,337	34,809	34,805	1.5%	1.5%

Funding Arrangement
Self-Funded	18,662	17,737	17,571	5.2%	6.2%
Fully-Insured	16,675	17,072	17,234	(2.3)%	(3.2)%

Total Medical Membership	35,337	34,809	34,805	1.5%	1.5%

Reportable Segment
Commercial Business	28,515	27,886	27,885	2.3%	2.3%
Consumer Business	5,432	5,543	5,537	(2.0)%	(1.9)%
Other Business	1,390	1,380	1,383	0.7%	0.5%

Total Medical Membership	35,337	34,809	34,805	1.5%	1.5%

Other Membership
Behavioral Health Membership	23,588	20,230	20,168	16.6%	17.0%
Life and Disability Membership	5,507	5,598	5,665	(1.6)%	(2.8)%
Dental Membership	4,618	5,014	5,008	(7.9)%	(7.8)%
Vision Membership	2,632	2,401	2,367	9.6%	11.2%
Medicare Part D Membership	1,870	1,614	1,596	15.9%	17.2%
PBM Prescription Volume Processed (Quarterly) (1)
Retail Scripts	96,759	91,393	86,382	5.9%	12.0%
Mail Order Scripts	6,532	7,019	7,149	(6.9)%	(8.6)%
Specialty Pharmacy Scripts	244	193	163	26.4%	49.7%

Total Scripts	103,535	98,605	93,694	5.0%	10.5%

PBM Prescription Volume Paid (Quarterly) (1)
Retail Scripts	58,621	56,833	54,014	3.1%	8.5%
Mail Order Scripts	6,345	7,000	6,637	(9.4)%	(4.4)%
Specialty Pharmacy Scripts	177	131	103	35.1%	71.8%

Total Scripts	65,143	63,964	60,754	1.8%	7.2%

(1)

Prescriptions processed represent all requests submitted to our PBM companies. Prescriptions processed may not ultimately agree to the amount paid for various reasons, including duplicative and non-covered submissions.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2008	2007	Change
Revenues
Premiums	$14,230.7	$13,905.6	2.3%
Administrative fees	925.6	911.6	1.5%
Other revenue	153.1	157.6	(2.9)%

Total operating revenue	15,309.4	14,974.8	2.2%
Net investment income	214.2	257.7	(16.9)%
Net realized (losses) gains on investments	(562.6)	9.5	NM	(1)

Total revenues	14,961.0	15,242.0	(1.8)%

Expenses
Benefit expense	11,745.6	11,380.0	3.2%
Selling, general and administrative expense
Selling expense	448.2	430.8	4.0%
General and administrative expense	1,772.0	1,759.1	0.7%

Total selling, general and administrative expense	2,220.2	2,189.9	1.4%
Cost of drugs	114.1	107.3	6.3%
Interest expense	118.4	119.6	(1.0)%
Amortization of other intangible assets	71.9	73.8	(2.6)%
Impairment of intangible assets	141.4	—	NM	(1)

Total expenses	14,411.6	13,870.6	3.9%

Income before income taxes	549.4	1,371.4	(59.9)%

Income tax (benefit) expense	(271.3)	503.4	NM	(1)

Net income	$820.7	$868.0	(5.4)%

Net income per diluted share	$1.60	$1.45	10.3%

Diluted shares	513.5	597.0	(14.0)%

Benefit expense as a percentage of premiums	82.5%	81.8%	70 bp
Selling, general and administrative expense as a percentage of total operating revenue	14.5%	14.6%	(10	) bp
Income before income tax expense as a percentage of total revenues	3.7%	9.0%	(530	) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2008	2007	Change
Revenues
Premiums	$42,810.0	$41,598.9	2.9%
Administrative fees	2,861.2	2,759.5	3.7%
Other revenue	481.8	471.2	2.2%

Total operating revenue	46,153.0	44,829.6	3.0%
Net investment income	664.5	757.7	(12.3)%
Net realized (losses) gains on investments	(636.0)	10.6	NM	(1)

Total revenues	46,181.5	45,597.9	1.3%

Expenses
Benefit expense	35,817.7	34,215.2	4.7%
Selling, general and administrative expense
Selling expense	1,337.6	1,283.4	4.2%
General and administrative expense	5,349.8	5,298.4	1.0%

Total selling, general and administrative expense	6,687.4	6,581.8	1.6%
Cost of drugs	351.5	327.7	7.3%
Interest expense	353.9	322.6	9.7%
Amortization of other intangible assets	215.0	215.5	(0.2)%
Impairment of intangible assets	141.4	—	NM	(1)

Total expenses	43,566.9	41,662.8	4.6%

Income before income taxes	2,614.6	3,935.1	(33.6)%

Income tax expense	455.3	1,448.8	(68.6)%

Net income	$2,159.3	$2,486.3	(13.2)%

Net income per diluted share	$4.09	$4.06	0.7%

Diluted shares	527.9	612.6	(13.8)%

Benefit expense as a percentage of premiums	83.7%	82.3%	140 bp
Selling, general and administrative expense as a percentage of total operating revenue	14.5%	14.7%	(20	) bp
Income before income taxes as a percentage of total revenues	5.7%	8.6%	(290	) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,270.6	$2,767.9
Investments available-for-sale, at fair value:
Fixed maturity securities	1,640.6	1,832.6
Equity securities	1,527.5	1,893.7
Other invested assets, current	34.8	40.3
Accrued investment income	165.7	165.8
Premium and self-funded receivables	3,265.5	2,870.1
Other receivables	1,347.8	996.4
Income taxes receivable	—	0.9
Securities lending collateral	633.0	854.1
Deferred tax assets, net	741.7	559.6
Other current assets	1,050.7	1,050.4

Total current assets	12,677.9	13,031.8
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	12,035.1	13,917.3
Equity securities	35.2	45.1
Other invested assets, long-term	789.9	752.9
Property and equipment, net	1,019.4	995.9
Goodwill	13,582.1	13,435.4
Other intangible assets	8,895.1	9,220.8
Other noncurrent assets	723.9	660.8

Total assets	$49,758.6	$52,060.0

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,272.5	$5,788.0
Reserves for future policy benefits	63.3	63.7
Other policyholder liabilities	1,617.1	1,832.2

Total policy liabilities	7,952.9	7,683.9
Unearned income	1,050.6	1,114.6
Accounts payable and accrued expenses	2,798.4	2,909.6
Income taxes payable	14.6	—
Security trades pending payable	7.5	50.6
Securities lending payable	633.0	854.1
Short-term borrowings	100.0	—
Current portion of long-term debt	623.7	20.4
Other current liabilities	1,881.4	1,755.0

Total current liabilities	15,062.1	14,388.2
Long-term debt, less current portion	8,491.3	9,023.5
Reserves for future policy benefits, noncurrent	663.4	661.9
Deferred tax liability, net	2,501.0	3,004.4
Other noncurrent liabilities	1,367.5	1,991.6

Total liabilities	28,085.3	29,069.6

Shareholders’ equity
Common stock	5.1	5.6
Additional paid-in capital	17,016.0	18,441.1
Retained earnings	5,167.2	4,387.6
Accumulated other comprehensive (loss) income	(515.0)	156.1

Total shareholders’ equity	21,673.3	22,990.4

Total liabilities and shareholders’ equity	$49,758.6	$52,060.0

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
(In millions)	2008	2007
Operating activities
Net income	$2,159.3	$2,486.3
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	636.0	(10.6)
Loss on disposal of assets	6.0	10.3
Deferred income taxes	(322.2)	(229.4)
Amortization, net of accretion	358.2	350.7
Impairment of intangible assets	141.4	—
Depreciation expense	78.7	91.4
Share-based compensation	129.3	153.6
Excess tax benefits from share-based compensation	(14.9)	(141.4)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(739.5)	(441.4)
Other invested assets, current	5.4	34.4
Other assets	(89.8)	(61.0)
Policy liabilities	270.5	638.0
Unearned income	(63.8)	(3.4)
Accounts payable and accrued expenses	(137.7)	(199.0)
Other liabilities	(446.4)	158.3
Income taxes	43.9	424.8
Other, net	23.7	(21.3)

Net cash provided by operating activities	2,038.1	3,240.3

Investing activities
Purchases of fixed maturity securities	(5,007.9)	(7,131.4)
Proceeds from sales and maturities of fixed maturity securities	6,041.1	5,914.7
Purchase of equity securities	(1,237.8)	(1,147.7)
Proceeds from sales of equity securities	935.0	1,750.9
Changes in securities lending collateral	221.1	13.2
Purchases of subsidiaries, net of cash acquired	(207.7)	(298.5)
Proceeds from sales of subsidiaries, net of cash sold	5.0	—
Purchases of property and equipment	(235.9)	(211.5)
Proceeds from sales of property and equipment	11.3	52.6
Other, net	(60.7)	(30.9)

Net cash provided by (used in) investing activities	463.5	(1,088.6)

Financing activities
Net repayment of commercial paper borrowings	(474.9)	(97.3)
Net proceeds from short-term borrowings	100.0	—
Proceeds from long-term borrowings	525.0	1,978.3
Repayment of long-term borrowings	(9.2)	(206.2)
Changes in securities lending payable	(221.1)	(13.2)
Changes in bank overdrafts	9.5	(12.9)
Repurchase and retirement of common stock	(3,047.0)	(4,325.3)
Proceeds from exercise of employee stock options and employee stock purchase plan	103.9	605.4
Excess tax benefits from share-based compensation	14.9	141.4

Net cash used in financing activities	(2,998.9)	(1,929.8)

Change in cash and cash equivalents	(497.3)	221.9
Cash and cash equivalents at beginning of period	2,767.9	2,602.1

Cash and cash equivalents at end of period	$2,270.6	$2,824.0

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Year Ended December 31
(In millions)	2008	2007	2007	2006		2005
	(Unaudited)
Gross medical claims payable, beginning of period	$5,788.0	$5,290.3	$5,290.3	$4,853.4		$4,134.0
Ceded medical claims payable, beginning of period	(60.7)	(51.0)	(51.0)	(27.7)		(31.9)

Net medical claims payable, beginning of period	5,727.3	5,239.3	5,239.3	4,825.7		4,102.1

Business combinations and purchase adjustments	—	15.2	15.2	(6.4)		784.5

Net incurred medical claims:
Current year	36,034.1	34,558.1	46,366.2	42,613.2		32,865.6
Prior years (redundancies) [1]	(263.8)	(336.2)	(332.7)	(617.7)		(644.9)

Total net incurred medical claims	35,770.3	34,221.9	46,033.5	41,995.5		32,220.7

Net payments attributable to:
Current year medical claims	30,124.5	29,053.6	40,765.7	37,486.0		28,997.1
Prior years medical claims	5,150.3	4,693.4	4,795.0	4,089.5		3,284.5

Total net payments	35,274.8	33,747.0	45,560.7	41,575.5		32,281.6

Net medical claims payable, end of period	6,222.8	5,729.4	5,727.3	5,239.3		4,825.7
Ceded medical claims, end of period	49.7	56.0	60.7	51.0		27.7

Gross medical claims payable, end of period	$6,272.5	$5,785.4	$5,788.0	$5,290.3		$4,853.4

Current year medical claims paid as a percent of current year net incurred medical claims	83.6%	84.1%	87.9%	88.0%		88.2%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	4.8%	6.9%	6.8%	14.7%		18.7%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported	0.6%	0.8%	0.8%	1.9%		4.2%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions	0.6%	0.8%	0.8%	1.6	% [2]	2.1	% [2]

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]

The reported ratios of prior year redundancies in the current period to prior year net incurred medical claims is impacted by certain acquisitions (the former WellChoice, Inc. in 2005 and WHN in 2004). The Company has provided ratios adjusted for these acquisitions in order to demonstrate these impacts. Refer to the table entitled, “Reconciliation of Medical Claims Payable—Adjusted Ratios” for details regarding the respective calculation methodologies.

WellPoint, Inc.

Reconciliation of Medical Claims Payable - Adjusted Ratios

(Unaudited)

Note: Below are reconciliations for the adjusted ratios of prior year redundancies in the current period to prior year net incurred medical claims that are included in table entitled, “Reconciliation of Medical Claims Payable.”

Ratio for the Year Ended December 31, 2006
This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. (“WC”) in 2005.
Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2006 (As Reported)	$617.7
Net incurred medical claims - year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.9%
Net incurred medical claims - year ended December 31, 2005 (Comparable Basis) [1]	$37,676.0
Ratio (As Adjusted)	1.6%

[1]	Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Year Ended December 31, 2005
This ratio is impacted by having only one month of net incurred medical claims for the former WellPoint Health Networks Inc. (“WHN”) in 2004.
Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2005 (As Reported)	$644.9
Net incurred medical claims - year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	4.2%
Net incurred medical claims - year ended December 31, 2004 (Comparable Basis) [2]	$30,819.1
Ratio (As Adjusted)	2.1%

[2]	Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government regulation of health benefits, managed care and PBM operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part C and Medicare Part D Prescription Drug benefits programs, including potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process correct information, uncollectability of premium from members, increased medical or pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; funding risks with respect to revenue received from participation in Medicare and Medicaid programs; non-compliance with the complex regulations imposed on Medicare and Medicaid programs; events that result in negative publicity for the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, that may negatively affect our investment portfolios and liquidity needs; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents which may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.